Exhibit 99.1

NEWS RELEASE
November 4, 2004	Contact:	Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE		(301) 429-2642
Washington, DC

RADIO ONE, INC. REPORTS RECORD

THIRD QUARTER RESULTS

•	Net broadcast revenue increases 4%

•	Completes acquisition of KROI-FM (formerly KRTS-FM) in Houston

•	Announces agreement to acquire WABZ-FM in Charlotte

Washington, DC: - Radio One, Inc. (NASDAQ: ROIAK and ROIA) today reported its results for the quarter ended September 30, 2004. Net broadcast revenue was approximately $84.4 million, an increase of 4% from the same period in 2003. Operating income was approximately $38.6 million, an increase of 3% from the same period in 2003. Station operating income1 was approximately $47.2 million, an increase of 4% from the same period in 2003. Net income was approximately $16.8 million or $0.11 per diluted share from net income of approximately $16.7 million, or $0.11 per diluted share for the same period in 2003. Adjusted EBITDA2 was $42.8 million from adjusted EBITDA of approximately $42.0 million for the same period in 2003.

Alfred C. Liggins, III, Radio One’s CEO and President stated, “Radio One continues to excel on virtually all metrics in spite of the difficult industry environment during the third quarter. We also completed the acquisition of radio station KROI-FM (formerly KRTS-FM) in Houston and announced our agreement to acquire the assets of WABZ-FM in Charlotte. While the radio industry continues to find its footing, we are optimistic that, with our ratings gains, new stations coming on line, and new initiatives, we are poised to continue to outperform the industry for the foreseeable future and continue to increase the long-term value of Radio One.”

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PAGE 2 — RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS

RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited) (in thousands, except per share data)		(unaudited) (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:

NET BROADCAST REVENUE	$84,366	$81,456	$240,238	$225,798

OPERATING EXPENSES:

Programming and technical (exclusive of non-cash compensation shown separately below)	13,131	12,404	40,151	38,576
Selling, general and administrative	23,988	23,450	70,691	69,468
Corporate expenses (exclusive of non-cash compensation shown separately below)	3,734	3,132	10,808	9,150
Non-cash compensation	545	425	2,062	1,319
Depreciation and amortization	4,368	4,555	13,359	13,586

Total operating expenses	45,766	43,966	137,071	132,099

Operating income	38,600	37,490	103,167	93,699

INTEREST INCOME	630	594	1,937	1,957

INTEREST EXPENSE	9,749	10,255	29,472	31,392

EQUITY IN NET LOSS OF AFFILIATED COMPANY	2,144	939	5,942	939

OTHER INCOME (EXPENSE), NET	(123)	—	21	(2)

Income before provision for income taxes	27,214	26,890	69,711	63,323

PROVISION FOR INCOME TAXES	10,446	10,174	26,693	24,019

Net income	$16,768	$16,716	$43,018	$39,304

Preferred stock dividend	5,035	5,035	15,105	15,105

Net income applicable to common stockholders[4]	$11,733	$11,681	$27,913	$24,199

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PAGE 3 — RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited) (in thousands, except per share data)		(unaudited) (in thousands, except per share data)
PER SHARE DATA – basic and diluted:
Net income per share	$0.16	$0.16	$0.41	$0.38
Preferred dividends per share	0.05	0.05	0.15	0.15
Net income per share applicable to common stockholders	0.11	0.11	0.26	0.23

SELECTED OTHER DATA:
Station operating income[1]	$47,247	$45,602	$129,396	$117,754
Station operating income margin (% of net revenue)	56%	56%	54%	52%
Station operating income reconciliation:
Net income	$16,768	$16,716	$43,018	$39,304
Plus: Depreciation and amortization	4,368	4,555	13,359	13,586
Plus: Corporate expenses	3,734	3,132	10,808	9,150
Plus: Non-cash compensation	545	425	2,062	1,319
Plus: Equity in net loss of affiliated company	2,144	939	5,942	939
Plus: Other (income) expense	123	—	(21)	2
Plus: Provision for income taxes	10,446	10,174	26,693	24,019
Plus: Interest expense	9,749	10,255	29,472	31,392
Less: Interest income	630	594	1,937	1,957

Station operating income	$47,247	$45,602	$129,396	$117,754

Adjusted EBITDA[2]	$42,845	$42,045	$116,547	$107,283
Adjusted EBITDA reconciliation:
Net income	$16,768	$16,716	$43,018	$39,304
Plus: Depreciation and amortization	4,368	4,555	13,359	13,586
Plus: Provision for income taxes	10,446	10,174	26,693	24,019
Plus: Interest expense	9,749	10,255	29,472	31,392
Less: Interest income	630	594	1,937	1,957

EBITDA	40,701	41,106	110,605	106,344

Plus: Equity in net loss of affiliated company	2,144	939	5,942	939

Adjusted EBITDA	$42,845	$42,045	$116,547	$107,283

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PAGE 4 — RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS

Free cash flow[3]	$25,991	$26,492	$69,360	$57,279
Free cash flow reconciliation:
Net income	$16,768	$16,716	$43,018	$39,304
Plus: Depreciation and amortization	4,368	4,555	13,359	13,586
Plus: Non-cash compensation	545	425	2,062	1,319
Plus: Non-cash interest expense	425	425	1,273	1,274
Plus: Deferred tax provision	10,303	9,953	26,265	23,581
Plus: Equity in net loss of affiliated company	2,144	939	5,942	939
Plus: Loss on retirement of assets	—	—	—	2
Less: Capital expenditures	3,527	1,486	7,454	7,621
Less: Preferred stock dividends	5,035	5,035	15,105	15,105

Free cash flow	$25,991	$26,492	$69,360	$57,279

Weighted average shares outstanding – basic[5]	104,987	104,649	104,935	104,611
Weighted average shares outstanding – diluted[6]	105,303	105,185	105,478	105,049

	September 30, 2004	December 31, 2003
	(unaudited)
	(in thousands)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$12,700	$38,010
Short term investments	25,000	40,700
Intangible assets, net	1,884,449	1,782,258
Total assets	2,077,197	2,017,871
Total debt (including current portion)	608,154	597,535
Total liabilities	767,747	739,452
Total stockholders’ equity	1,309,450	1,278,419

	Current Amount Outstanding	Applicable Interest Rate (b)	Balance of Scheduled 2004 Principal Payments (c)	Scheduled 2005 Principal Payments (c)
	(in thousands)		(in thousands)	(in thousands)
SELECTED LEVERAGE AND SWAP DATA:
Senior bank term debt (swap matures 10/5/2006)	$100,000	4.02%
Senior bank term debt (swap matures 12/5/2005)	50,000	3.64%
Senior bank term debt (swap matures 12/5/2004)	50,000	3.18%
Senior bank term debt (at variable rates) (a)	108,125	approximately 2.47%	$13,125	$70,000
8-7/8% senior subordinated notes (fixed rate)	300,000	8.88%

(a)	Subject to rolling 90-day LIBOR plus a spread currently at 0.63% and incorporated into the rate set forth above. This tranche is not covered by the swap agreements described in footnote (b).
(b)	Under its swap agreement, Radio One pays a fixed rate plus a spread based on the Company’s leverage, as defined in its credit agreement. That spread is currently 0.63% and is incorporated into the applicable interest rates set forth above.
(c)	Principal payments are due in equal quarterly installments.

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PAGE 5 — RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS

Net broadcast revenue increased to approximately $84.4 million for the quarter ended September 30, 2004 from approximately $81.5 million for the quarter ended September 30, 2003 or 4%. This increase resulted from net broadcast revenue growth in several of Radio One’s markets, including Atlanta, Baltimore, Charlotte, Dallas and Raleigh-Durham, partially offset by revenue declines in other markets, including Houston and Philadelphia. Net broadcast revenue is net of agency commissions of $11.6 million and $11.2 million for the quarters ended September 30, 2004 and 2003, respectively.

Operating expenses excluding depreciation, amortization and non-cash compensation increased to approximately $40.9 million for the quarter ended September 30, 2004 from approximately $39.0 million for the quarter ended September 30, 2003 or 5%. This increase resulted primarily from additional professional fees to ensure compliance with new regulatory requirements associated with being a public company and an increase in sales force compensation associated with increased revenue during the quarter ended September 30, 2004. Furthermore, the Company realized a net reduction of approximately $0.6 million in expenses associated with broadcast rights and royalties during the quarter ended September 30, 2003.

Interest expense decreased to approximately $9.7 million for the quarter ended September 30, 2004 from approximately $10.3 million for the quarter ended September 30, 2003 or 5%. This decrease resulted from lower average debt levels arising from regular quarterly principal payments made on our outstanding bank debt utilizing free cash flow. In addition, interest expense decreased due to lower interest rates on that bank debt as a result of declining leverage and lower market interest rates over the past year. The drawdown of $50 million on our bank credit facility during the third quarter of 2004 to fund the acquisition of KROI-FM did not significantly affect our interest expense for the period as the drawdown occurred near the end of the quarter.

Equity in net loss of affiliated company was approximately $2.1 million for the quarter ended September 30, 2004 from approximately $0.9 million for the quarter ended September 30, 2003. This activity was associated with the financial results of our affiliated company, TV One, LLC. Radio One made its initial investment of $18.5 million in TV One in August 2003. Radio One accounts for this investment under the equity method of accounting. Radio One was not required to make any additional cash investment during the nine months ended September 30, 2004.

Income before provision for income taxes increased to approximately $27.2 million for the quarter ended September 30, 2004 compared to income before provision for income taxes of approximately $26.9 million for the quarter ended September 30, 2003. This increase was due primarily to higher operating income and lower interest expense, partially offset by equity in higher net loss of affiliated company, as described above.

Net income increased to approximately $16.8 million for the quarter ended September 30, 2004 from approximately $16.7 million for the quarter ended September 30, 2003. This increase was primarily due to higher income before provision for income taxes.

Station operating income increased to approximately $47.2 million for the quarter ended September 30, 2004 from approximately $45.6 million for the quarter ended September 30, 2003 or 4%. This increase was attributable primarily to the increase in net broadcast revenue offset by a similar increase in operating expenses during the third quarter of 2004 as described above.

Other pertinent financial information for the third quarter of 2004 include capital expenditures of approximately $3.5 million (compared to approximately $1.5 million for the third quarter of 2003), drawdown of $50.0 million on the bank credit facility to finance the completion of the acquisition of KROI-FM, deferred portion of the income tax provision of approximately $10.3 million (or approximately 38% of pre-tax income), and amortization of debt financing costs, unamortized debt discount and deferred interest of approximately $0.4 million (included in interest expense on Radio One’s income statement). As of September 30, 2004, Radio One had total debt (net of cash and short term investments balances) of approximately $570.5 million.

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PAGE 6 — RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS

Radio One Information and Guidance:

In February 2004, Radio One completed the acquisition of the assets of WSNJ-FM for approximately $35.0 million. Radio One is in the process of moving the station to new facilities in the Philadelphia metropolitan area. The Company expects to begin broadcasting WSNJ-FM in the fourth quarter of 2004. This acquisition increases the number of stations that the Company owns and operates in the Philadelphia market to three.

In July 2004, Radio One announced its agreement to acquire the assets of WABZ-FM, licensed to Albermarle, North Carolina (Charlotte area) for approximately $11.5 million. Radio One began operating the station in November 2004 under a local management agreement. Radio One expects to complete this acquisition during the fourth quarter.

In September 2004, Radio One completed the acquisition of the assets of KROI-FM, located in the Houston metropolitan area, for approximately $72.5 million. The Company made a deposit of approximately $3.6 million as of June 30, 2004 and paid the balance during the three months ended September 30, 2004 by drawing down $50.0 million on its bank credit facility and utilizing approximately $18.9 million in available cash. This acquisition increases the number of stations that the Company owns and operates in the Houston market to three.

In October 2004, Radio One completed the acquisition of the outstanding stock of New Mableton Broadcast Corporation (“NMBC”) for approximately $35.0 million. The Company made a deposit of $3.5 million as of September 30, 2004 and paid the balance in October 2004 by drawing down $25.0 million on its bank credit facility and utilizing approximately $6.5 million in available cash. NMBC owns radio station WAMJ-FM, located in the Atlanta, Georgia metropolitan area. Radio One had been operating WAMJ-FM under a local management agreement since August 2001. This acquisition increases the number of stations that the Company owns and operates in the Atlanta market to four.

For the fourth quarter of 2004, Radio One expects to report net broadcast revenue that will be in the low single-digits higher than the approximately $77.4 million of net broadcast revenue generated in the fourth quarter of 2003. Radio One also expects to make an additional cash investment of $18.5 million in TV One during the fourth quarter of 2004.

Radio One will hold a conference call to discuss its results for the third quarter of 2004. This conference call is scheduled for Thursday, November 4, 2004 at 5:00 p.m. Eastern Standard Time. Interested parties should call 1-773-756-4619 at least five minutes prior to the scheduled time of the call and provide the password “Radio One.” The conference call will be recorded and made available for replay from 7:00 p.m. EST the day of the call, until 11:59 p.m. EST the following day. Interested parties may listen to the recording by calling 1-402-220-9727. Access to live audio and replay of the conference call will also be available on Radio One’s corporate website at www.radio-one.com. The replay will be made available on the website for the seven day period following the call.

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2003 net broadcast revenue) and the largest company that primarily targets African-American and urban listeners. Proforma for all announced acquisitions, Radio One owns and/or operates 69 radio stations located in 22 urban markets in the United States and reaches greater than 13 million listeners every week. Radio One also programs “XM 139 THE POWER” on XM Satellite Radio and owns approximately 40% of TV One, LLC, an African-American targeted cable channel, which is a joint venture with Comcast Corporation.

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PAGE 7 — RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS

Notes:

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

[1]	Net income before depreciation and amortization, provision for income taxes, interest income, interest expense, equity in net loss of affiliated company, other expense, corporate expenses and non-cash compensation expenses is commonly referred to in our business as station operating income. Station operating income is not a measure of financial performance under generally accepted accounting principles. Nevertheless we believe station operating income is often a useful measure of a broadcasting company’s operating performance and is a significant basis used by our management to measure the operating performance of our stations within the various markets because station operating income provides helpful information about our results of operations apart from expenses associated with our physical plant, income taxes provision, investments, debt financings, overhead and non-cash compensation. Station operating income is frequently used as one of the bases for comparing businesses in our industry, although our measure of station operating income may not be comparable to similarly titled measures of other companies. Station operating income does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. A reconciliation of operating income to station operating income has been provided in this release.

[2]	“Adjusted EBITDA” consists of net income plus (1) depreciation, amortization, provision for income taxes, interest expense and equity in net loss of affiliated company and less (2) interest income. Net income before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” Adjusted EBITDA and EBITDA are not measures of financial performance under generally accepted accounting principles. We believe Adjusted EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business because Adjusted EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our acquisitions and debt financings, our provision for income tax expense, as well as our equity in net loss of our affiliated company. Accordingly, we believe that Adjusted EBITDA provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant, capital structure or the results of our affiliated company. Adjusted EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and EBITDA do not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net income to EBITDA and Adjusted EBITDA has been provided in this release.

[3]	“Free cash flow” consists of net income plus (1) depreciation, amortization, non-cash compensation, deferred income taxes, non-cash interest expense, non-cash loss on retirement of assets and our share of the non-cash net loss of our affiliated company and less (2) capital expenditures and dividends on our outstanding preferred stock. Free cash flow is not a measure of financial performance under generally accepted accounting principles. A reconciliation of net income to free cash flow has been provided in this release.

[4]	Net income applicable to common stockholders is defined as net income minus preferred stock dividends.

[5]	For the three months ended September 30, 2004 and 2003, Radio One had 104,986,638 and 104,649,190 shares of common stock outstanding on a weighted average basis, respectively. For the nine months ended September 30, 2004 and 2003, Radio One had 104,935,362 and 104,611,105 shares of common stock outstanding on a weighted average basis, respectively.

[6]	For the three months ended September 30, 2004 and 2003, Radio One had 105,303,330 and 105,185,167 shares of common stock outstanding on a weighted average basis, diluted for outstanding stock options, respectively. For the nine months ended September 30, 2004 and 2003, Radio One had 105,478,109 and 105,049,480 shares of common stock outstanding on a weighted average basis, diluted for outstanding stock options, respectively.

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